Exhibit 99.1
Modiv Announces Expanded $400 Million Credit Facility

NEWPORT BEACH, CA, October 27, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns, and manages a diversified portfolio of single-tenant net-lease real estate properties, announced that it successfully exercised the accordion feature of its Credit Facility on October 21, 2022. The Credit Facility was increased to $400 million and is now comprised of a $150 million revolving credit facility (the “Revolver”) and a $250 million term loan (the “Term Loan”) (together, the “Credit Facility”). The Credit Facility includes an updated accordion option that allows the Company to request additional Revolver and Term Loan lender commitments up to a total of $750 million. The maturities for the Company’s Revolver and Term Loan remain unchanged with the Revolver’s maturity in January 2026 with options to extend for a total of 12 months, and the Term Loan’s maturity in January 2027.

“We appreciate and value the strong support shown by our bank group. With the closing of the expanded Credit Facility, we now have meaningful liquidity to accelerate our investment strategy focused on net-leased industrial manufacturing properties,” said Aaron Halfacre, Chief Executive Officer of Modiv, “Our diligent investment process and strength in identifying accretive acquisitions drives our confidence in delivering long-term value for our shareholders and we are encouraged by the opportunities we are seeing in the market.”

The Credit Facility is priced on a leverage-based grid that fluctuates based on the Company’s actual leverage ratio at the end of the prior quarter. Based on the Company’s leverage ratio of 38% as of the quarter ended June 30, 2022, the interest rate for the Revolver is SOFR plus 155 basis points plus a 10-basis point SOFR index adjustment and the interest rate on the Revolver was 4.65% on September 29, 2022. Based on the current balance sheet, approximately 97% of the Company’s indebtedness holds a fixed interest rate.

On October 26, 2022, the Company purchased a five-year swap at 3.44% on an additional $100,000,000 of its Term Loan that will result in a fixed interest rate of 5.04% on additional draws under the expanded Term Loan when the Company’s leverage ratio is less than or equal to 40%. As part of the swap transaction, the Company sold a one-time option to terminate the swap on December 31, 2024, which reduced the swap rate. Under the Credit Facility, the interest rate will continue to vary based on the Company’s leverage ratio.

KeyBanc Capital Markets Inc., Truist Securities, Inc., and The Huntington National Bank acted as Joint Lead Arrangers for the expanded Credit Facility. KeyBank National Association acted as Administrative Agent.

About Modiv

Modiv Inc. is an internally managed REIT that acquires, owns, and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends. As of June 30, 2022, Modiv had a $540 million real estate portfolio (based on estimated fair value) comprised of 2.9 million square feet of aggregate leasable area.  For our most recent investor presentation and more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies, and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made, are based on information available to the Company as of such date, and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248